EXHIBIT 3.1
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                                SECOND AMENDMENT
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                       OF THE AMENDED AND RESTATED BYLAWS
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                            OF ISOLYSER COMPANY, INC.
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     In accordance with Article 11 of the Corporation's  Bylaws, the Corporation
hereby amends its Amended and Restated Bylaws, as previously amended by that certain First Amendment of the Amended and Restated Bylaws of Isolyser Company, Inc. adopted on June 19, 1996 (as so amended, the "Bylaws"), as follows:

     1. By deleting from Section 2.4 of the Bylaws, the words "twenty five percent (25%)" and inserting in lieu thereof "a majority".

     2. Section 2.13 of the Bylaws is hereby amended by deleting the words "thirty (30)" and "fifty (50)" therein and substituting in lieu thereof the words "sixty (60)" and "ninety (90)", respectively, and by adding at the end of such Section the following:

          Notwithstanding the foregoing, any proposal governed by Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or any successor provision thereto, shall be governed by such Rule in lieu of this Section.

     I hereby certify that the foregoing Second Amendment was duly adopted by the Corporation's Board of Directors on December 19, 1996.



                                       /s/ TRAVIS W. HONEYCUTT
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                                       Travis W. Honeycutt, Secretary